Exhibit 99

From: Rick James (media)
           414-221-4444

Colleen F. Henderson, CFA (analysts)
 414-221-2592
colleen.henderson@wisconsinenergy.com

          May 5, 2009

Wisconsin Energy posts first quarter earnings

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $142 million or $1.20 per share for the first quarter of 2009. This compares with earnings of $123 million or $1.04 per share from continuing operations in last year's first quarter.

Total retail sales of electricity decreased by 8.4 percent compared to the first quarter of 2008. Consumption of electricity by residential customers declined by 3.5 percent - driven by milder winter weather. Electricity use by large commercial and industrial customers was down by 17.8 percent compared with last year's first quarter, while usage by small commercial and industrial customers declined by 2.3 percent.

"The increase in earnings this quarter was largely driven by a reduction in our cost of fuel and purchased power," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "On April 27, we filed a request with the Public Service Commission of Wisconsin to reduce retail prices for our electric customers in Wisconsin, in light of the significant drop we've seen in the cost of fuel, particularly natural gas and diesel," he added.

"Overall, the company is weathering the economic downturn well with solid expense control and continuing modest growth in new customers. And I'm pleased that the latest data compiled by the U.S. Department of Energy show that our retail electric rates are significantly below the national average," Klappa said.

First quarter 2009 revenues were $1.40 billion compared with $1.43 billion in the first quarter last year. At the end of March, the company was serving 4,550 more electric customers and 6,290 more natural gas customers than a year ago.

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call
A conference call is scheduled for 1 p.m. Central time on Tuesday, May 5, 2009. The presentation will review 2009 first quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 888-271-8608 up to 15 minutes before the call begins. International callers may dial 913-312-0979. The confirmation code is 2489282. Access also may be gained through the company's Web site (www.wisconsinenergy.com). Click on the icon for the "First Quarter Earnings Release & Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its first quarter performance. The materials will be available at 6 a.m. Central time on May 5, 2009. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and will be accessible through May 12, 2009. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 2489282.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include renewable energy technology and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com), a component of the S&P 500, has more than $12 billion of assets, approximately 5,000 employees and 48,000 stockholders of record.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended March 31

	2009	2008

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,396.2	$1,431.1

Operating Expenses
Fuel and purchased power	266.4	338.2
Cost of gas sold	502.7	560.2
Other operation and maintenance	334.4	369.4
Depreciation, decommissioning
and amortization	85.8	77.7
Property and revenue taxes	28.1	27.1

Total Operating Expenses	1,217.4	1,372.6

Amortization of Gain	64.2	159.0

Operating Income	243.0	217.5

Equity in Earnings of Transmission Affiliate	14.3	11.5
Other Income, net	6.3	10.6
Interest Expense, net	40.8	39.2

Income From Continuing
Operations Before Income Taxes	222.8	200.4

Income Taxes	81.3	77.4

Income From Continuing Operations	141.5	123.0

Income From Discontinued
Operations, Net of Tax	-	0.2

Net Income	$141.5	$123.2

Earnings Per Share (Basic)
Continuing operations	$1.21	$1.05
Discontinued operations	-	-

Total Earnings Per Share (Basic)	$1.21	$1.05

Earnings Per Share (Diluted)
Continuing operations	$1.20	$1.04
Discontinued operations	-	-

Total Earnings Per Share (Diluted)	$1.20	$1.04

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	116.9
Diluted	118.0	118.3

Dividends Per Share of Common Stock	$0.3375	$0.27

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	March 31, 2009	December 31, 2008

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$8,600.4	$8,502.6

Investments
Restricted cash	145.0	172.4
Equity investment in transmission affiliate	285.5	276.3
Other	39.0	41.6

Total Investments	469.5	490.3

Current Assets
Cash and cash equivalents	17.1	32.5
Restricted Cash	183.6	214.1
Accounts receivable	527.6	369.5
Accrued revenues	223.1	341.2
Materials, supplies and inventories	251.3	344.7
Regulatory assets	98.6	82.5
Prepayments and other	231.5	323.0

Total Current Assets	1,532.8	1,707.5

Deferred Charges and Other Assets
Regulatory assets	1,211.8	1,261.1
Goodwill	441.9	441.9
Other	154.7	214.4

Total Deferred Charges and Other Assets	1,808.4	1,917.4

Total Assets	$12,411.1	$12,617.8

Capitalization and Liabilities

Capitalization
Common equity	$3,439.6	$3,336.9
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,083.4	4,074.7

Total Capitalization	7,553.4	7,442.0

Current Liabilities
Long-term debt due currently	12.3	61.8
Short-term debt	791.3	602.3
Accounts payable	303.9	441.0
Regulatory liabilities	263.1	310.8
Other	335.2	319.2

Total Current Liabilities	1,705.8	1,735.1

Deferred Credits and Other Liabilities
Regulatory liabilities	1,062.7	1,084.4
Deferred income taxes - long-term	829.4	814.0
Deferred revenue, net	592.2	545.4
Pension and other benefit obligations	317.8	635.0
Other	349.8	361.9

Total Deferred Credits and Other Liabilities	3,151.9	3,440.7

Total Capitalization and Liabilities	$12,411.1	$12,617.8

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31

	2009	2008

	(Millions of Dollars)
Operating Activities
Net income	$141.5	$123.2
Reconciliation to cash
Depreciation, decommissioning and amortization	87.6	82.4
Contributions to benefit plans	(289.3)	(48.4)
Deferred income taxes and investment tax credits, net	(2.8)	(9.9)
Working capital and other	83.3	196.5

Cash Provided by Operating Activities	20.3	343.8

Investing Activities
Capital expenditures	(171.4)	(348.2)
Change in restricted cash	57.9	88.3
Unrestricted proceeds from asset sales	0.1	9.1
Other investing activities	(29.6)	(20.1)

Cash Used in Investing Activities	(143.0)	(270.9)

Financing Activities
Common stock issued (repurchased), net	(2.6)	(2.8)
Dividends paid on common stock	(39.5)	(31.6)
Change in debt, net	148.8	(42.3)
Other financing activities	0.6	0.6

Cash Provided by (Used in) Financing Activities	107.3	(76.1)

Change in Cash	(15.4)	(3.2)

Cash at Beginning of Period	32.5	27.4

Cash at End of Period	$17.1	$24.2